EXHIBITS 5 AND 23.2

OPINION OF DAVIS POLK & WARDWELL LLP

February 18, 2025

Ranpak Holdings Corp.
7990 Auburn Road
Concord Township, OH 44077

Ladies and Gentlemen:

Ranpak Holdings Corp., a Delaware corporation (the “Company”), has filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”), including the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the resale by the selling stockholder named in the prospectus of up to 18,716,456 shares of its Class A common stock, par value $0.0001 per share (the “Shares”), issued pursuant to the warrant agreement, dated January 28, 2025 between the Company and Amazon.com NV Investment Holdings LLC (the “Warrant Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Warrant Agreement, the Shares will be validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware and that the Warrant Agreement is a valid, binding and enforceable agreement of each party thereto.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP